Exhibit 99.8
Execution Copy
ETE COMMON UNIT PURCHASE AGREEMENT
by and between
Enterprise ETE LLC,
(successor of Enterprise GP Holdings L.P.)
as Seller,
and
Kelcy Warren Partners, L.P.,
as Buyer,
for the purchase and sale of
700,000 Common Units representing limited partner interests of
Energy Transfer Equity, L.P.,
a Delaware limited partnership
dated as of July 6, 2011

-i-

-ii-

ETE COMMON UNIT PURCHASE AGREEMENT
     This ETE COMMON UNIT PURCHASE AGREEMENT, dated as of July 6, 2011 (this “Agreement”), is by and among ENTERPRISE ETE LLC, a Delaware limited liability company (“Enterprise ETE” or the "Seller”), and KELCY WARREN PARTNERS, L.P., a Texas limited partnership (the “Buyer”).
     WHEREAS, pursuant to that certain Securities Purchase Agreement, dated as of May 7, 2007, by and among Ray C. Davis (“Davis”), Avatar Holdings LLC, Avatar Investments LP, Natural Gas Partners VI, L.P. (“NGP”), Lon Kile, MHT Properties, Ltd., P. Brian Smith Holdings LP, LE GP, LLC and Enterprise GP Holdings, L.P., Enterprise GP Holdings, L.P. acquired 38,976,090 common units representing beneficial interests in Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE,” and such common units the “ETE Common Units”);
     WHEREAS, in connection with the purchase and sale of the ETE Common Units, ETE, Enterprise GP Holdings, L.P., Davis and NGP entered into that certain Unitholder Rights and Restrictions Agreement, dated May 7, 2007, detailing certain rights and restrictions of the parties thereto in connection with the purchase and sale of the ETE Common Units;
     WHEREAS, on November 22, 2010, in connection with the merger of Enterprise GP Holdings, L.P. with and into Enterprise ETE and subsequent contribution of the membership interests of Enterprise ETE to Enterprise Products Operating LLC, Enterprise ETE became the record holder of the ETE Common Units; and
     WHEREAS, Enterprise ETE desires to sell to the Buyer, and the Buyer desires to purchase from Enterprise ETE, an aggregate of 700,000 ETE Common Units (the “Purchased Units”) in accordance with the provisions of this Agreement.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller and the Buyer hereby agree as follows:
ARTICLE I.
SALE AND PURCHASE
     SECTION 1.1. Agreement to Sell and to Purchase.
     (a) Subject to the terms and conditions hereof, Enterprise ETE hereby agrees to sell to Buyer and Buyer hereby agrees to purchase from Enterprise ETE, the Purchased Units, and Buyer agrees to pay Enterprise ETE the Unit Price for each Purchased Unit as set forth in paragraph (b) below.
     (b) The amount per ETE Common Unit the Buyer will pay to Enterprise ETE to purchase the Purchased Units (the “Unit Price”) hereunder shall be $41.98, for an aggregate purchase price for all of the Purchased Units of $29,386,000 (the “Purchase Price”).

     SECTION 1.2. Closing; Delivery of and Payment For Purchased Units at Closing.
     (a) Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Purchased Units hereunder (the “Closing”) shall take place at the offices of Andrews Kurth LLP, Houston, Texas, or such other location as mutually agreed by the parties, on July 11, 2011 (the date of such closing, the “Closing Date”).
     (b) Delivery of the Purchased Units to Buyer shall be made to Buyer against payment by Buyer of the aggregate Purchase Price for all of the Purchased Units to or upon the order of Enterprise ETE by wire transfer in immediately available funds to an account specified by Enterprise ETE.
     (c) Delivery of the Purchased Units shall be made in book-entry form with the transfer agent of ETE unless the Buyer shall otherwise instruct at least two business days prior to the Closing Date. Time shall be of the essence, and delivery at the time and place specified pursuant to this Agreement is a further condition of the obligation of the Buyer.
ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF SELLER
     As of the date hereof, Seller hereby represents and warrants to Buyer, as follows:
     SECTION 2.1. Organization. Seller represents and warrants that it is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware.
     SECTION 2.2. Validity of Agreement; Authorization. Seller has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder have been duly authorized by the Board of Directors of Seller, and no other proceedings on the part of Seller are necessary to authorize such execution, delivery and performance. This Agreement is duly executed and delivered by Seller, and constitutes Seller’s valid and binding obligation enforceable against Seller in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors’ rights generally or by general equitable principles).
     SECTION 2.3. No Conflict or Violation. The execution, delivery and performance of this Agreement by Seller does not and will not: (i) violate or conflict with any provision of the Organizational Documents (as defined in Section 8.12) of Seller; (ii) violate any applicable provision of law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any foreign, federal, state or local government, court, arbitrator, agency or commission or other governmental or regulatory body or authority (“Governmental Authority”); (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any loan agreement, mortgage, security agreement, trust indenture or other material agreement or instrument to which Seller is a party or by which it is bound; or (iv) result in the creation or imposition of any pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever (“Encumbrances”) upon any of the properties or assets of Seller.
     SECTION 2.4. Title. The Purchased Units being sold to Buyer by Seller are owned of record solely by Seller. Upon delivery of the Purchase Price to Seller, Buyer will acquire the Purchased Units free and clear of any Encumbrances other than as set forth in the agreement of limited partnership of ETE, as amended and restated on or prior to the date hereof (the “ETE Partnership Agreement”) and under applicable securities laws.
     SECTION 2.5. Litigation. No Action by or against Seller is pending or, to the best knowledge of Seller, threatened, which could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby or thereby.
     SECTION 2.6. Brokers. Seller has not employed the services of an investment banker, financial advisor, broker or finder in connection with this Agreement or any of the transactions contemplated hereby.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF BUYER
     As of the date hereof, Buyer hereby represents and warrants to Seller as follows:
     SECTION 3.1. Organization. Buyer represents and warrants that it is a limited partnership duly formed, validly existing and in good standing under the laws of Texas.
     SECTION 3.2. Validity of Agreement; Authorization. Buyer has the power and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency or other similar law affecting the enforcement of creditors’ rights generally or by general equitable principles).
     SECTION 3.3. No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement does not and will not: (a) violate or conflict with any provision of the Organizational Documents of Buyer; (b) violate any applicable provision of law, or any order, judgment or decree of any Governmental Authority, (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any loan agreement, mortgage, security agreement, trust indenture or other material agreement or instrument to which Buyer is a party or by which he is bound or to which any of its properties or assets is subject or (d) result in the creation or imposition of any Encumbrance upon any of its properties or assets where such violations, breaches, defaults or Encumbrances in the aggregate would have a material adverse effect on the transactions contemplated hereby or on the assets, properties, net income or financial condition of Buyer.
     SECTION 3.4. Consents and Approvals. No material consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person (on the part of Buyer), is required for Buyer to execute and deliver this Agreement or the Transaction Documents to which Buyer is a party or to perform its obligations hereunder or thereunder, including under the ETE Partnership Agreement.
     SECTION 3.5. Brokers. Buyer has not employed the services of an investment banker, financial advisor, broker or finder in connection with this Agreement or any of the transactions contemplated hereby.
     SECTION 3.6. Affiliate Status of Buyer and Nature of Purchased Units; Investment Experience. Buyer acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Purchased Units, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in all of such Purchased Units. Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act of 1933 (the “Securities Act”). Buyer understands that none of the Purchased Units will have been registered pursuant to the Securities Act or any applicable state securities laws. Buyer is an Affiliate of ETE, and as such acknowledges that all of such Purchased Units may be characterized as either “restricted securities” or “control securities” under federal securities laws and that under such laws and applicable regulations none of such Purchased Units can be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.
     SECTION 3.7. Litigation. No Action by or against Buyer is pending or, to the best knowledge of Buyer, threatened, which could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby or thereby.
ARTICLE IV.
COVENANTS
     SECTION 4.1. Further Assurances. Upon the request of Buyer at any time on or after the Closing Date, Seller will promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as Buyer or its counsel may reasonably request in order to perfect title of Buyer and its successors and assigns to the Purchased Units.
     SECTION 4.2. Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, Seller and Buyer hereto will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.
     SECTION 4.3. Notice of Breach. Each party shall promptly give to the other party written notice with particularity upon having knowledge of any matter that would constitute a breach by such party of any representation, warranty, agreement or covenant of such party contained in this Agreement.
ARTICLE V.
CONDITIONS TO OBLIGATIONS OF BUYER
     The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Buyer in its sole discretion:
     SECTION 5.1. Representations and Warranties of Seller. All representations and warranties made by Seller in this Agreement shall be true and correct on the Closing Date.
     SECTION 5.2. Performance of Seller’s Obligations. Seller shall have performed in all material respects all obligations required under this Agreement to be performed by Seller on or before the Closing Date.
     SECTION 5.3. No Violation of Orders. No preliminary or permanent injunction or other order issued by any Governmental Authority that declares this Agreement invalid or unenforceable in any respect or that prevents the consummation of the transactions contemplated hereby or thereby shall be in effect; and no action or proceeding before any Governmental Authority shall have been instituted by a Governmental Authority or threatened by any Government Authority that seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or that challenges the validity or enforceability of this Agreement.
ARTICLE VI.
CONDITIONS TO OBLIGATIONS OF SELLER
     The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Seller in its sole discretion:
     SECTION 6.1. Representations and Warranties of Buyer. All representations and warranties made by Buyer in this Agreement shall be true and correct on the Closing Date.
     SECTION 6.2. Performance of Buyer’s Obligations. Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by him on or before the Closing Date, including the payment of the aggregate Purchase Price for the Purchased Units.
     SECTION 6.3. No Violation of Orders. No preliminary or permanent injunction or other order issued by any Governmental Authority that declares this Agreement invalid or unenforceable in any respect or that prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any Governmental Authority shall have been instituted by a Governmental Authority or threatened by any

Governmental Authority that seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or that challenges the validity or enforceability of this Agreement.
ARTICLE VII.
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
     SECTION 7.1. Survival. The representations and warranties set forth in Section 2.2 (Validity of Agreement; Authorization), Section 2.4 (Title), Section 2.6 (Brokers), and Section 3.2 (Validity of Agreement; Authorization), shall survive indefinitely, and the other representations and warranties of Buyer and Seller shall survive for one year from the Closing Date.
ARTICLE VIII.
MISCELLANEOUS PROVISIONS
     SECTION 8.1. Publicity. On or prior to the Closing Date, no party shall, nor shall it permit its Affiliates to, issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party hereto. Notwithstanding the foregoing, in the event any such press release or announcement is required by law or stock exchange rule to be made by the party proposing to issue the same, such party shall use its commercially reasonable efforts to consult in good faith with the other party prior to the issuance of any such press release or announcement.
     SECTION 8.2. Successors and Assigns; Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns. Except as set forth in Article VII, nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement. No party shall sell, assign or otherwise transfer all or any of its rights, benefits or obligations hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed, provided, however, that, for the purposes of any financing or refinancing arrangement entered into by the Buyer in connection with the purchase of the Purchased Units, Buyer may, without Seller’s prior written consent, assign to or create a security interest in favor of any party providing any such financing or refinancing to Buyer, all of its rights, benefits, obligations and interests hereunder, and Seller hereby consents to the exercise by any such party of any rights, benefits, obligations or interests assigned to or created in favor of such party pursuant to the foregoing and any remedies arising in connection therewith.
     SECTION 8.3. Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal, accounting and other fees, costs and expenses of a party hereto incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

     SECTION 8.4. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally or sent by overnight courier or sent by facsimile (with evidence of confirmation of receipt) to the parties at the following addresses:
(a)	If to Seller, to:

Enterprise ETE LLC 1100 Louisiana Street, 18th Floor Houston, Texas 77002 Facsimile: (713) 803-2096 Attention: Michael A. Creel with a copy to:

Enterprise ETE LLC 1100 Louisiana Street, 18th Floor Houston, Texas 77002 Facsimile: (713) 803-2662 Attention: Stephanie C. Hildebrandt, Esq.

(b)	If to Buyer, to:

Kelcy Warren Partners, L.P. 3738 Oak Lawn Avenue Dallas, TX 75219 Facsimile: (214) 981-0706
or to such other Persons or at such other addresses as shall be furnished by any party by like notice to the other, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 8.4 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 8.4.
     SECTION 8.5. Entire Agreement. This Agreement represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection herewith by Buyer or Seller or Seller’s officers, directors, employees or representatives other than those expressly set forth herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter hereof or thereof and all prior drafts of such documents, all of which are merged into such documents. No prior drafts of such documents and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving such documents.
     SECTION 8.6. Waivers and Amendments. Seller or Buyer may, by written notice to the other party: (a) extend the time for the performance of any of the obligations or other actions of the other party; (b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement by the other party; (c) waive compliance with any of the covenants of the other party contained in this Agreement; (d) waive performance of any of the obligations of the other party created under this Agreement; or (e) waive fulfillment of any of the conditions to its own obligations under this Agreement or in any documents delivered pursuant to this Agreement by the other party. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar, unless such waiver specifically states that it is to be construed as a continuing waiver. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.
     SECTION 8.7. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
     SECTION 8.8. Titles and Headings. The Article and Section headings and any table of contents contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.
     SECTION 8.9. Signatures and Counterparts. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission shall be the same as delivery of an original. At the request of Buyer or Seller, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.
     SECTION 8.10. Enforcement of the Agreement; Damages. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.
     SECTION 8.11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal and substantive laws of Delaware and without regard to any conflicts of laws concepts that would apply the substantive law of some other jurisdiction.
     SECTION 8.12. Certain Definitions. For purposes of this Agreement, the term:
     (a) “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.
     (b) “Antitrust Laws” shall include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal,

state, and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
     (c) “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first- mentioned Person.
     (d) “Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body. including, but not limited to, all U.S., state and foreign governmental agencies responsible for enforcing the Antitrust Laws.
     (e) “Organizational Documents” shall mean certificates of incorporation, by-laws, certificates of formation, limited liability company operating agreements, partnership or limited partnership agreements or other formation or governing documents of a particular entity.
     (f) “Person” shall mean an individual, corporation, association, trust, limited liability company, limited partnership, limited liability partnership, partnership, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the 6th day of July, 2011.

SELLER:	Enterprise ETE LLC
	By:	Enterprise Products Operating LLC, its sole member

By:	Enterprise Products OLPGP, Inc., its managing member

By:	/s/ Michael A. Creel
	Name:	Michael A. Creel
	Title:	President & CEO

BUYER:	Kelcy Warren Partners, L.P.
	By:	Warren Capital Corp.,
its general partner

	By:	/s/ Kelcy L. Warren
		Name:	Kelcy L. Warren, President